Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

June 1, 2020
Board of Directors
9 Meters Biopharma, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615

Ladies and Gentlemen:

We have acted as counsel to 9 Meters Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3, as filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the resale by the selling stockholders named therein of up to 84,603,538 shares of Common Stock, $0.0001 par value per share, of the Company, consisting of:

(a)	4,835,438 shares of Common Stock (the “Shares”);

(b)	38,277,900 shares of Common Stock (the “Conversion Shares”) underlying outstanding shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

(c)	38,277,900 shares of Common Stock (the “Conversion Warrant Shares”) underlying shares of Series A Preferred Stock, issuable upon the exercise of Preferred Stock Warrants;

(d)	2,712,300 shares of Common Stock (the “Broker Warrant Shares”) underlying shares of Series A Preferred Stock, issuable upon exercise of Broker Preferred Stock Warrants; and

(e)	500,000 shares of Common Stock (the “Consultant Warrant Shares”) that are issuable upon exercise of Common Stock Warrants.
The Shares were issued to former stockholders of Naia Rare Diseases, Inc. in connection with the acquisition by the Company of Naia Rare Diseases, Inc., which closed on May 6, 2020. The Conversion Shares, Conversion Warrant Shares and Broker Warrant Shares were issued in connection with a private placement offering of Series A Preferred Stock and related warrants, which was completed on May 4, 2020. The Consultant Shares were issued in connection with a consulting agreement between the Company and GP Nurmenkari, Inc., which was effective as of May 4, 2020.
The Shares, Conversion Shares, Conversion Warrant Shares, Broker Warrant Shares and Consultant Warrant Shares may be resold as set forth in the Registration Statement, any amendments thereto, together with the exhibits to the Registration Statement and the documents incorporated by reference therein and the related base prospectus which forms a part of and is included in the Registration Statement and any related prospectus supplement in the form filed with the Commission pursuant to the rules and regulations promulgated under the Act (together, the “Prospectus”).
This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

9 Meters Biopharma, Inc.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.
Based upon the foregoing, we are of the opinion that:

(a)	The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(b)
The Conversion Shares have been duly authorized and, when issued and converted into shares of Common Stock in accordance with the provisions of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

(c)
The Conversion Warrant Shares and Broker Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Preferred Stock Warrant and Broker Preferred Stock Warrant, respectively, and when converted into shares of Common Stock in accordance with the provisions of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

(d)
The Consultant Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Common Stock Warrant, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.
Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP